Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BIOSCRIP, INC.

* * * * *

BioScrip, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

First:                      That the present name of the Corporation is BioScrip, Inc. and that the Corporation was originally formed as MIM Corporation, a Delaware corporation, and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 22, 1996. A Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State on August 6, 2019 (the “Certificate of Incorporation”).

Second:            That the Certificate of Incorporation of the Corporation be, and hereby is, amended by deleting the article thereof numbered “ARTICLE ONE” in its entirety and substituting in lieu thereof a new article numbered “ARTICLE ONE” to read as follows:

The name of the corporation is Option Care Health, Inc. (the “Corporation”).

Third:                   That the Board of Directors of the Corporation approved this Certificate of Amendment pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth:           That this Certificate of Amendment shall become effective on August 6, 2019.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation of the Corporation.

BIOSCRIP, INC.,

a Delaware corporation

By: /s/ Clifford E. Berman
Name: Clifford E. Berman
Its: Secretary